News Release

FOR RELEASE JULY 21, 1998 AT 7:30 AM EDT
----------------------------------------
Contact:     Matt Clawson (investors)      or            Paul J. Catuna
             Owen Daley (media)                          Vice President, Finance
             Allen & Caron, Inc                          Isonics Corporation
             (714) 252-8440                              (408) 260-0155


                          ISONICS CORPORATION COMPLETES
                           CHEMOTRADE GMBH ACQUISITION

SAN JOSE, CA (July 21, 1998) . . . Isonics Corporation (OTC: ISON) reported today that it completed its previously announced acquisition of Dusseldorf, Germany-based Chemotrade GmbH for $2.5 million in a combination of cash, notes, and restricted Isonics common stock. Additional consideration of $1.1 million is payable over the next three years based on Chemotrade meeting future profitability targets. Chemotrade, a supplier of both stable and radioactive isotopes to customers world-wide, had sales of over $7 million for its fiscal year ended December 31, 1997 and has been profitable in each of the past 7 years. The Company will operate as a wholly owned subsidiary of Isonics with existing management remaining in place.

Isonics President & CEO James E. Alexander commented, "The acquisition of Chemotrade not only opens the European market and provides access to key customers for Isonics products, it also expands our product lines to include radioisotopes used in medical diagnostics and therapeutics. Our goal is to leverage Chemotrade's current European market position while implementing plans to bring our stable isotope production capabilities to western Europe."

Isonics is a specialty chemical and advanced materials company, which develops and commercializes products based on enriched stable isotopes. Stable isotopes can be thought of as ultra-ultra pure materials. This high degree of purification provides enhanced performance properties compared to normal materials. Stable isotopes have commercial uses in several areas, including energy; research, medical diagnostics, and drug development; product tagging and stewardship; semiconductors; lasers; and optical materials.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including the risks inherent in acquiring a company in Chemotrade's industry (e.g., assumption of known and unknown liabilities, including environmental liabilities). Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's Prospectus, dated September 22, 1997, and its recent 10-QSB's filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in those filings with the Securities and Exchange Commission.

                                     # # # #

                4010 Moorpark Ave. Suite 119 o San Jose CA 95117
                      (408) 260-0155 o Fax (408) 260-2110